Exhibit 1.4

AMENDMENTS TO ARTICLES 20 AND 23 OF THE ARTICLES OF ASSOCIATION OF CHINA PETROLEUM & CHEMICAL CORPORATION

The board of directors of China Petroleum & Chemical Corporation (the “Company”) has resolved to amend the articles of association of the Company (the “Articles of Association”) in accordance with the business development of the Company. The amendments are made based on the framework of its existing Articles of Association and take into account of the actual situation of the Company. The Amendments have been approved by the shareholders of the Company at the 2013 Annual General Meeting by way of special resolutions on May 9, 2014.

2.	DETAILS OF THE AMENDMENTS

(1)	Article 20 of the Articles of Association.

The current Article 20:

The Company, with the approval of China Securities Regulatory Commission on 24 August 2000, issued to the overseas investors 16,780,488,000 H shares (out of which, 15,102,439,000 shares are newly issued shares of the Company and 1,678,049,000 shares are stock shares sold by the promoter, China Petrochemical Corporation) for the first time, and got listed in the Stock Exchange on 19 October 2000; on 20 June 2001, with the approval of China Securities Regulatory Commission, the Company issued to the domestic investors 2,800,000,000 A shares for the first time and got listed at Shanghai Stock Exchange on 8 August 2001.

The existing structure of the Company’s share capital is as follows: the total number of issued ordinary shares of the Company is 89,665,524,892 shares, among which, 70,039,802,892 shares representing 78.11% of the total number of issued ordinary shares of the Company are held by the holders of domestic-listed domestic-invested A shares; and 19,625,722,000 shares representing 21.89% are held by the holder of foreign-listed foreign-invested H shares.

is hereby amended as follows:

The Company, with the approval of China Securities Regulatory Commission on 24 August 2000, issued to the overseas investors 16,780,488,000 H shares (out of which, 15,102,439,000 shares are newly issued shares of the Company and 1,678,049,000 shares are stock shares sold by the promoter, China Petrochemical Corporation) for the first time, and got listed in the Stock Exchange on 19 October 2000; on 20 June 2001, with the approval of China Securities Regulatory Commission, the Company issued to the domestic investors 2,800,000,000 A shares for the first time and got listed at Shanghai Stock Exchange on 8 August 2001.

The existing structure of the Company’s share capital is as follows: the total number of issued ordinary shares of the Company is 116,721,086,804 shares, among which, 91,207,648,204 shares representing 78.14% of the total number of issued ordinary shares of the Company are held by the holders of domestic-listed domestic-invested A shares; and 25,513,438,600 shares representing 21.86% are held by the holder of foreign-listed foreign-invested H shares.

(2)	Article 23 of the Articles of Association.

The current Article 23:

The registered capital of the Company is RMB 89,665,524,892.

is hereby amended as follows:

The registered capital of the Company is RMB 116,721,086,804.